Exhibit 99.1
For Immediate Release — April 30, 2009
Telular Corporation Reports Second Quarter 2009 Results
• Company Reports Strong Sequential Telguard Revenue Growth

• Solid Recurring Revenue Stream Represents 46% of Total Revenue
CHICAGO, IL USA—Telular Corporation (NASDAQ: WRLS)
Telular Corporation, the global leader in transforming analog into wireless communications, today announced financial results for the second quarter ended March 31, 2009. In the second quarter, Telular grew revenues sequentially to $11.8 million and increased net income to $298,000, or $0.02 per diluted share. The Company continues to generate cash from operations, repurchase shares under its share buyback program and maintain a very strong balance sheet.
For the second quarter of 2009, income from continuing operations before non-cash items was $753,000. Income from continuing operations before non-cash items is a non-GAAP measure which adds back depreciation, amortization and stock-based compensation expense to income from continuing operations. For further information, please see the reconciliation of this measure to income from continuing operations in accordance with GAAP, on the last page of this press release.
Telguard product revenues increased over 20% in the second quarter of 2009 to $3.8 million from $3.1 million in the first quarter of 2009. Telguard service revenues increased in the second quarter of 2009 to $5.2 million from $4.9 million in the previous quarter. In the second quarter of 2009, Telular sold approximately 26,000 Telguard units and activated roughly 25,000 new Telguard subscribers. Telular had approximately 444,000 Telguard subscribers at quarter end. Terminal sales increased to $2.0 million in the second quarter of 2009, compared to $1.9 million in the first quarter of 2009.
During the second quarter of 2009, the Company purchased over 1.1 million shares of its common stock under the stock repurchase program for approximately $1.8 million, and ended the period with cash and equivalents up sequentially to $19.7 million.

“In the second quarter, we were pleased to post another quarter of solid profitability from continuing operations, in addition to sequential revenue growth led by strong performance in our Telguard business,” commented Joe Beatty, president and chief executive officer of Telular Corporation. “Telguard revenues outperformed our previous expectations as wireless is increasingly being used as the primary communications path in security applications. We have continued to grow our overall recurring service revenue stream, which currently represents 46% of total revenue.
“Looking into the second half of 2009, we are optimistic about Telguard sales and expect unit sales to range between 20,000 to 25,000 per quarter versus our prior expectation of unit sales of 15,000 to 20,000 per quarter. We believe that our leading portfolio of service based solutions positions us well for future growth and profitability,” concluded Mr. Beatty.
Investor Conference Call
Telular’s quarterly conference call will be held today at 4:30 P.M. Eastern Time. To participate on the teleconference from the United States and Canada dial 800-257-7087 (International dial 303-262-2055). You may also monitor the call via webcast at www.telular.com (select Earnings Conference Calls in Investor Relations). A replay of the call will be available from Thursday, April 30, 2009 beginning at 6:30 p.m. ET through Saturday, May 2, 2009 ending at 11:59 p.m. ET by dialing 800-405-2236 (enter pass code 11130293#) or internationally at 303-590-3000 (enter pass code 11130293#).
About Telular
Telular Corporation provides event monitoring and wireless access solutions for business and residential customers, enabling devices such as phones, faxes, computers and commercial machinery to be connected using wireless technology. With over 20 years of experience in the wireless industry, Telular Corporation has developed solutions to deliver remote access for voice and data without significant network investment or disruption. Headquartered in Chicago, Telular Corporation has additional offices in Atlanta and Miami. For more information, please visit www.telular.com.
Investor Relations Contact:
Brinlea Johnson

The Blueshirt Group
(212)-551-1453
brinlea@blueshirtgroup.com
Please be advised that some of the information in this release presents the Company’s intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company’s actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the fiscal year ended September 30, 2008 Copies of these filings may be obtained by contacting the Company or the SEC.

TELULAR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AND STATEMENTS OF CASH FLOWS
(Dollars in thousands, except share data)

BALANCE SHEETS

	March 31,	September 30,
	2009	2008
	(Unaudited)
ASSETS
Cash and cash equivalents	$19,738	$21,168
Trade receivables, net	7,220	6,904
Inventories, net	9,302	10,007
Prepaid expenses and other current assets	803	1,023
Assets of discontinued operations	1,969	4,709

Total current assets	39,032	43,811

Property and equipment, net	2,108	2,016
Other assets	4,637	2,142

Total assets	$45,777	$47,969

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$6,750	$7,802
Total stockholders’ equity *	39,027	40,167

Total liabilities and stockholders’ equity	$45,777	$47,969

*	At March 31, 2009, 17,242,879 shares were outstanding.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended March 31,
	2009	2008
	(Unaudited)	(Unaudited)
Net cash (used in) provided by continuing operations:
Net cash provided by operating activities	$2,733	$3,447
Net cash (used in) provided by investing activities	(2,785)	149
Net cash (used in) provided by financing activities	(3,626)	2,323

	(3,678)	5,919

Net cash provided by discontinued operations	2,248	23

Net (decrease) increase in cash and cash equivalents	$(1,430)	$5,942

TELULAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
Unaudited

	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008
Revenues
Net product sales	$6,341	$14,064	$12,001	$28,394
Service revenue	5,482	5,549	10,597	10,945

Total revenue	11,823	19,613	22,598	39,339

Cost of Sales
Net product cost of sales	4,790	9,351	8,749	19,134
Service cost of sales	2,450	2,633	4,808	5,529

Total cost of sales	7,240	11,984	13,557	24,663

Gross margin	4,583	7,629	9,041	14,676

Operating Expenses
Engineering and development expenses	1,265	1,302	2,513	2,669
Selling and marketing expenses	1,643	1,924	3,051	3,470
General and administrative expenses	1,533	1,952	3,239	3,846
Amortization	71	—	141	—

Total operating expenses	4,512	5,178	8,944	9,985

Income (loss) from operations	71	2,451	97	4,691
Other income, net	73	34	164	41

Income from continuing operations before income taxes	144	2,485	261	4,732
Provision for income taxes	6	—	6	—

Income from continuing operations	138	2,485	255	4,732
Income (loss) from discontinued operations	160	(2,178)	160	(2,743)

Net income	$298	$307	$415	$1,989

Income (loss) per common share:
Basic
Continuing operations	$0.01	$0.13	$0.01	$0.24
Discontinued operations	0.01	(0.11)	0.01	(0.14)

Net income	$0.02	$0.02	$0.02	$0.10

Diluted
Continuing operations	$0.01	$0.13	$0.01	$0.24
Discontinued operations	0.01	(0.11)	0.01	(0.14)

Net income	$0.02	$0.02	$0.02	$0.10

Weighted average number of common shares outstanding:
Basic	17,810,746	19,230,267	18,294,883	19,096,585
Diluted	17,858,297	19,343,693	18,320,842	19,695,980

Reconciliation of Non-GAAP Measures
We use income from continuing operations before non-cash items as an additional measure of our operating performance. This measure is not recognized under generally accepted accounting principles. The reconciliation below demonstrates how we calculate this measure from our financial statements.

	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Income from continuing operations	$138	$2,485	$255	$4,732

Non-cash compensation	358	468	909	946
Depreciation and amortization	257	159	526	303

Income from continuing operations before non-cash items	$753	$3,112	$1,690	$5,981

Income from continuing operations before non-cash items should be considered in addition to, but not as a substitute for, other measures of performance reported in accordance with accounting principles generally accepted in the United States. While we believe that income from continuing operations before non-cash items, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of Telular Corporation. Such evaluation needs to consider all of the complexities associated with our business, including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net loss determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance.